Schedule A

                         TONTINE FINANCIAL PARTNERS, L.P.

                                         			 Price Per Share
Date of		           Number of Shares	     (including commissions,
Transaction		       Purchased/(Sold)	            if any)

4/29/97				             215,000					              12.42





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                                     EXHIBIT 1

                              JOINT ACQUISITION STATEMENT
                               PURSUANT TO RULE 13D-1(f)1


The undersigned acknowledge and agree that the foregoing statement on Schedule 13D, as amended, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D, as amended, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or its contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or its knows or has reason to believe that such information is inaccurate.


	May 2, 1997


                                    /s/ JEFFREY L. GENDELL
                                    Jeffrey L. Gendell, individually, and as
                                    managing member of
                                    Tontine Management, L.L.C.,
                                    General Partner of
                                    Tontine Financial Partners, L.P.








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